Exhibit (l)(9)

SHARE PURCHASE AGREEMENT

ALPS SERIES TRUST

On behalf of its series,
DDJ Opportunistic High Yield Fund (the “Fund”)

This Agreement is made effective as of the 15th day of July, 2015 between ALPS Fund Services, Inc., a Colorado corporation (“ALPS”), and ALPS Series Trust, a Delaware statutory trust (the “Trust”), on behalf of the Fund.

WHEREAS, the Fund wishes to sell to ALPS, and ALPS wishes to purchase from the Fund, shares of beneficial interest of each class of shares of the Fund in the amount listed on Appendix A hereto (collectively, the “Shares”); and

WHEREAS, ALPS is purchasing the Shares for the purpose of acquiring the initial Shares of the Fund.

NOW, THEREFORE, the parties hereto agree as follows:

1.            Simultaneously with the execution of this Agreement, ALPS is delivering to the Fund payment in the amount listed on Appendix A hereto in full payment for the Shares.

Executed as of the date first set forth above.

ALPS FUND SERVICES, INC.

/s/ Jeremy O. May
By:	Jeremy O. May
Its:	President

ALPS SERIES TRUST,
on behalf of the Fund

/s/ JoEllen L. Legg
By:	JoEllen L. Legg
Its:	Secretary

Appendix A

Institutional Class
Fund	Number of Shares	Share Price	Total Purchase Price Paid to Fund
DDJ Opportunistic High Yield Fund	1	$10.00	$10

Class I
Fund	Number of Shares	Share Price	Total Purchase Price Paid to Fund
DDJ Opportunistic High Yield Fund	1	$10.00	$10

Class II
Fund	Number of Shares	Share Price	Total Purchase Price Paid to Fund
DDJ Opportunistic High Yield Fund	1	$10.00	$10